Exhibit 10.1
Effective October 1, 2005, Mr. Hartman assumed the position of Special Assistant to the CEO and President in addition to his duties as a member of the Company’s Board of Directors.
Mr. Hartman’s annual salary will be $65,000, subject to annual adjustments.
Mr. Hartman will maintain his position as Special Assistant to the CEO and President (irrespective of his status as a member of the Company’s Board of Directors) until September 30, 2009.
Mr. Hartman’s stock options will continue in accordance with their existing vesting schedule.
Mr. Hartman will be eligible to participate in the bonus payout for fiscal year 2005.
In accordance with the provisions of Mr. Hartman’s employment agreement with the Company, Mr. Hartman will continue to participate in the Company’s health and welfare plans and will receive the medical benefits described in his employment agreement.